Exhibit 10.51

The Marathon Petroleum Excess Benefit Plan is amended, effective September 1, 2022, as follows:

1.    The definitions of “Legacy Retirement Benefit” and “Retirement Plan” in Article I are amended, to read as follows, so as to reflect the most recent amendment and restatement of the Marathon Petroleum Retirement Plan:

“Legacy Retirement Benefit” as defined in the Retirement Plan, means the Participant’s retirement benefit (if any) determined under Section 3.3 of Appendix A (the Marathon Component) of the Retirement Plan, without taking into account any Plan Participation Service after December 31, 2009.

“Retirement Plan” means the Marathon Petroleum Retirement Plan, as in effect from time to time, including as most recently amended and restated effective as of December 31, 2019, and as thereafter amended from time to time, and, specifically, where the context so requires in this Plan, Appendix A (the Marathon Component) thereof.

2.    Section 3.1 of the Marathon Petroleum Excess Benefit Plan is amended, effective September 1, 2022, by the addition of a new paragraph (e) at the end thereof, reading as follows:

(e) Notwithstanding any provision of this Section 3.1 to the contrary, a Participant’s Excess Retirement Benefit shall be determined under this Section 3.1 without giving effect to any in-service distribution of the Participant’s Legacy Retirement Benefit type benefit under the Retirement Plan, such that the Participant’s Excess Retirement Benefit shall be determined as if the Participant had not taken an in-service distribution of their Legacy Retirement Benefit type benefit.